BAYCOM CORP ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS

WALNUT CREEK, CALIFORNIA (December 15, 2021) – BayCom Corp (“Company”), the holding company for United Business Bank (the “Bank”), announced today that it increased the size of the board of directors from nine to 11 members and appointed Janet L. King and Keary L. Colwell, each of whom is currently an executive officer of the Company, to fill the vacancies created by this increase.  The appointments are effective as of December 14, 2021.  With the appointments of Ms. King and Ms. Colwell, the Company is in compliance with California law which requires the Company, based on the current size of its Board, to have a minimum of three directors that identify as female and minimum of one director from an “underrepresented community” on its Board by the year end December 31, 2021.

Ms. King is the Senior Executive Vice President and Chief Operating Officer of the Company. Ms. King is a member of the executive management team and has over 35 years of banking experience.

Ms. Colwell is the Senior Executive Vice President, Chief Financial Officer and Corporate Secretary of BayCom. Ms. Colwell is a member of the executive management team and has over 35 years in banking and finance experience.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp